FORM OF

20__ LONG-TERM INCENTIVE (LTI) PLAN

PURPOSE OF THE PLAN

The purpose of the 20__ Long-Term Incentive Plan (the “Plan”) is to drive growth and shareholder value by providing incentives for Selected Participants (defined below) to deliver increasing revenue and earnings for Advanced Energy Industries, Inc. and its consolidated subsidiaries.

EFFECTIVE DATE

The Plan covers a ______ performance period from _____ to _____ (the “Plan Term” or “Performance Period”).

DEFINITIONS

For the purposes of this document only, the following definitions will apply:

“Award” or “award” shall mean an award consisting of Performance Stock Units (PSUs) pursuant to the Plan. An Award shall include a Dividend Equivalent Right.

“Board of Directors” shall mean the Board of Directors of the Company.

“Committee” shall mean the Compensation Committee of the Board of Directors. Grants and Awards are approved by the Committee.

“Company” shall mean Advanced Energy Industries, Inc., a Delaware corporation, and its consolidated subsidiaries.

“Dividend Equivalent Right” as used herein shall mean a right to receive a cash payment equal to the cash dividends that would have been paid if each RSU or PSU that vests hereunder had been an issued and outstanding share of the Company’s common stock on all dividend record dates between the grant or award date of the unit and the settlement date. Any such payment shall be made at the same time as the underlying units vest.  Dividend Equivalent Rights may, at the Company’s discretion, be deemed to be reinvested in additional shares. Any such reinvestment shall be at Fair Market Value on the date of reinvestment.

“Grant” or “grant” shall mean a grant of RSUs pursuant to the Plan. A Grant shall include a Dividend Equivalent Right.

“Performance Stock Unit (PSU) Award” or “PSU” shall mean a performance based restricted stock unit (RSU) award under the Plan as evidenced by an award agreement that represents a commitment to provide the Selected Participant a specific number of shares of Company common stock on a future date contingent upon meeting or exceeding the performance metrics defined herein as certified by the Committee. As set forth below, the delivery of Company shares may be satisfied in whole or in part with cash as determined by the Committee.

“Restricted Stock Unit (RSU) Grant” or “RSU” shall mean a restricted stock unit grant awarded under the Plan as evidenced by an agreement that represents a commitment to provide the Selected Participant a specific number of shares of Company common stock following the defined vesting date(s).

“Relative Total Shareholder Return” or “rTSR” shall mean the measurement of the Company’s shareholder returns against an external comparator group (an index), as determined by the Committee, which may trigger the vesting of PSUs dependent on the Company’s performance as compared to the external comparator group.

“Selected Participant” shall mean regular, full-time employees of the Company who are selected by the Committee to participate in the Plan. Selection for participation in the Plan is no guarantee that an employee will be selected for participation in a future LTI plan, and selection for participation in a past LTI plan is no guarantee that an employee shall be eligible for this Plan.

“_____ Goals” or “Goals” shall mean _____ performance metrics, defined herein as certified by the Committee, of which the Company shall be measured against during the Performance Period, and which may trigger the vesting of PSUs dependent on the Company’s performance achievement meeting or exceeding the ______Goals.

“2017 Omnibus Plan” shall mean the 2017 Omnibus Incentive Plan, as amended.

ELIGIBILITY

Participation is limited to Selected Participants who are not covered by any other long-term incentive plan and are therefore eligible to participate in the Plan. Notwithstanding anything in the Plan to the contrary, and unless otherwise determined by the Committee, an individual shall not be eligible to participate in the Plan if such individual (a) performs services for the Company and is classified or paid as an independent contractor by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person or entity including an employee leasing organization.

To be eligible for the Plan, a Selected Participant must be actively employed by the Company in an eligible role as of _______________.  To receive a Grant or an Award, the Selected Participant must continue to be employed and provide the services required of their position through the applicable grant/award date.  Participants who become eligible to participate in the Plan after the beginning of the Plan Term (promoted, hired, rehired or converted from a non-employee status) may be eligible for Grants/Awards on a prorated basis. See the “New Hires/Late Entrants” section below for additional details. See the “Promotions / Demotions” section for a discussion of the impact of a promotion or demotion after the beginning of the Plan Term.

Failure to comply with the Company’s policies and internal controls, including but not limited to audit and control issues, and delegation of authority, may result in a loss of eligibility and potentially termination of employment.

See the “Termination of Employment” section below for a discussion of the impact of termination of employment following the grant or award date.

GRANT CALCULATION

The number of RSUs granted and PSUs awarded to each Selected Participant will be based on a target annual dollar value to be delivered to such Selected Participant based on the Selected Participant’s employment tier/title, as determined by the Committee.

The number of RSUs granted and PSUs awarded is calculated by ________. The Plan shall utilize RSUs and PSUs in a targeted ratio of ____% RSUs and ___% PSUs.

To properly reserve the number of PSU units should performance goals be met at the stretch level, the Committee will award PSUs under the Plan at the full stretch amount (_____% of target).  However, a Selected Participant may earn less than the full number of PSUs awarded based on the actual level of achievement of the performance goals.

RSU VESTING SCHEDULE

Unless a separate vesting schedule is established by the Committee for a Selected Participant not later than the 90th day after the beginning of the Plan Term, all RSUs granted under the Plan will vest ratably over a _______ year period, with ______ vesting on each anniversary date of the date of the grant without any further action needed by the Committee.

PSU VESTING SCHEDULE

The PSUs awarded under the Plan will vest _________ based on relative total shareholder return (the “rTSR PSUs”) and _________ based on _______, in each case as set forth below.   Even though the Company may measure performance at the end of each year during the Performance Period, no PSUs will be considered earned until the Committee has confirmed that the applicable performance metrics have been met following the end of the Performance Period.

Relative Total Shareholder Return (rTSR)

rTSR Weight ____%
Performance	Percentage of Target PSU Shares that Vest for rTSR Metric
Threshold: Performance ___ below Index	__%
Target: Performance at Index	___%
Stretch: Performance ___ above Index	___%

Relative Total Shareholder Return will be measured over ___ periods: (1) the first 12 months in the Performance Period, (2) the first 24 months in the Performance Period, and (3) the entire 36-month Performance Period.  Up to one-third (1/3) of the total target rTSR PSUs may be earned based on performance over each of the first 12 months and 24 months (for a total of 2/3rds of the target rTSR PSUs), regardless of cumulative performance over the entire Performance Period, with achievement interpolated for results between threshold and target (but capped at target even if achievement over such periods is greater than target).  Any PSUs earned after the first 12-month and 24-month period are conditionally earned but do not vest until the end of the Plan Term and upon approval by the Committee.

As soon as practicable following the end of the Performance Period, the Company and the Committee will evaluate the Company’s rTSR performance over the entire 36-month Performance Period (with achievement interpolated for results between threshold and target and between target and stretch).  If performance during the cumulative 36-month Performance Period equals or exceeds target, then the amount earned for such period will be adjusted upward so that the final award will equal the rTSR achievement for the 36-month Performance Period (up to 200%).   However, if the cumulative 36-month performance is less than target, then the overall final award will equal the percentage of the rTSR PSUs that were conditionally earned for the 12-month and 24-month periods (but capped at target) plus the number conditionally earned for the 36-month performance period based on actual performance.

______ Performance Metrics

Set forth below are the ______ goals for the Performance Period. [These goals are deemed to be Company confidential and competitively sensitive information.]

______ Goals Weight ____%
Goal	Target Achievement	Stretch Achievement _____%

100%

SETTLEMENT OF RSUs, PSUs AND DIVIDEND EQUIVALENT RIGHTS

As soon as reasonably practicable after vesting, Company will settle vested RSU and PSUs by the delivery of shares equal to the number of RSUs or PSUs, as applicable, that vested, or, with respect to PSUs only, cash (or a combination of cash and shares as determined by the Committee). If settled in whole or part in cash, the amount of cash issued per vested PSU would be equal to the Fair Market Value (as defined in the 2017 Omnibus Plan) of the shares on such settlement date.

At the same time the Company settles the vested RSUs and PSUs, the Company will deliver, in cash, the amount of any Dividend Equivalent Rights earned with respect to the vested RSUs and PSUs.

NEW HIRES / LATE ENTRANTS

Selected Participants who become eligible to participate in the Plan after the beginning of the Plan Term (promoted, hired, rehired or converted from a non-employee status) may be eligible for a Grant/Award on a prorated basis. Late entrants into the Plan are subject to approval by the Committee. The actual number of RSUs granted or PSUs awarded will be prorated to reflect only the portion of the Plan Term after the Selected Participant’s “Eligibility Date,” which is the date the Committee approves a Selected Participant’s eligibility.

PROMOTIONS / DEMOTIONS

The promotion of a Selected Participant shall be indicated by an approved change in tier/title level from one eligible tier level to another. See “New Hires/Late Entrants” section for the treatment of individuals whose promotion results in new eligibility in the Plan (for example, a promotion from an ineligible tier level to an eligible one). The Committee may, in its sole and absolute discretion, determine whether a promotion entitles a Selected Participant to receive an increase in the number of RSUs or PSUs awarded under the Plan.  If the Committee approves such increase, the number of additional RSUs and PSUs to be granted/awarded will be equal to the difference in the Selected Participant’s original targeted value and new targeted value, but prorated to reflect only the portion of the Plan Term after the Selected Participant’s actual promotion date.

If a Selected Participant is demoted during the Plan Term, then the Committee, in its sole and absolute discretion, may forfeit, in whole or in part, any RSUs and PSUs that were previously granted/awarded under the Plan before such demotion such that the number of RSUs and PSUs that remain outstanding reflect only the portion of the Plan Term during which the Selected Participant was employed in a tier level eligible for the Plan.

TERMINATION OF EMPLOYMENT

A Selected Participant must be in continuous active employment, which shall include qualifying leaves of absence, at all times from the grant/award date through the date the grant or award vests.  If a Selected Participant’s employment is terminated, either voluntarily or involuntarily (regardless of cause) at any time before the vesting date, then they will forfeit the right to receive payment with respect to their RSUs and PSUs, and all unvested RSUs and PSUs are cancelled as of the employment termination date, except as provided with the condition noted as follows.

Irrespective of the terms of this Plan, if the Selected Participant is subject to a Company-issued executive change of control agreement (“CIC Agreements”), those terms may take precedence in particular situations related to certain terminations and associated vesting of and settlement of RSUs or PSUs.

In addition, all vested and unvested RSUs or PSUs of a Selected Participant whose employment is terminated with cause (e.g., a violation of Company policy) is subject to cancellation and forfeiture.

2017 OMNIBUS INCENTIVE PLAN

Grants and Awards made under this Plan must be in accordance with and are subject to the terms of the 2017 Omnibus Plan. Each Selected Participant is also required to sign or electronically acknowledge the appropriate grant and award agreements agreeing to the detailed terms and conditions of the Grant and Award. These agreements will be made available to Selected Participants at the time of Grant or Award.

ADMINISTRATION

The Committee will be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations deemed advisable, and to make all other administrative determinations necessary. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

GENERAL

The Committee reserves the right to define Company performance metrics and to review, revise, amend, or terminate the Plan at any time without notice at its sole discretion without any liability to the Selected Participant. Only the Committee has the ability to modify the Plan, and all modifications to the Plan must be in writing and approved by the Committee, and all modifications to the Plan related to the CEO must be reviewed by the Board of Directors. Except for certain limited exceptions with respect to CIC Agreements (as discussed above), this Plan document supersedes any previous document that a Selected Participant  may have received regarding equity awards, including, but not limited to, the Selected Participant’s employment agreement.  For clarity, in the event of any conflict between a Selected Participant’s employment agreement with the Company and this Plan, the terms of this Plan will control with respect to the grant of equity awards, but the Selected Participant’s employment agreement will control for those provisions that do not relate to equity compensation.

The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Selected Participants under the Plan. The Plan shall constitute an

“unfunded” plan of the Company.

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Any questions regarding this Plan should be directed to the Human Resources department.

TERMS AND CONDITIONS – UNITED STATES ONLY

This Plan does not constitute a guarantee of work, job status or employment for any period of time. A Selected Participant’s employment at Advanced Energy Industries, Inc. or its affiliate is at will and either such Selected Participant or the Company or affiliate may terminate the relationship at any time. This document is not intended to create a contract of employment or commitment of ongoing payment, express or implied.